Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268707

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 29, 2023)

White River Energy Corp

67,651,420 Shares of Common Stock

16,931,266 Warrants to Purchase Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated September 29, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-268707) filed by White River Energy Corp (“White River” or the “Company”) with the Securities and Exchange Commission. This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 26, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relates to the distribution (the “Spin-Off”) by RiskOn International, Inc., formerly known as Ecoark Holdings, Inc. (“Ecoark”) of 42,253,521 shares of common stock, par value $0.0001 per share (the “Spin-Off Shares”) of White River, plus up to an additional 1,000 shares of common stock to account for the rounding up of fractional shares, to the holders of Ecoark common stock and convertible preferred stock (on an as-converted basis), and the offering and resale by the selling stockholders identified in the Prospectus of up to 25,396,899 shares of White River common stock and up to 16,931,266 warrants to purchase shares of White River common stock issued in connection with the private placement transactions from October 2022 through April 2023 in a private investment in public equity offering by the Company.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 26, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2023

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	000-56617	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-5610

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2023, the Board of Directors (the “Board”) of White River Energy Corp (the “Company”) approved an amendment to the terms of the loans advanced by Randy May, the Company’s Chief Executive Officer and Chairman of the Board, totaling $7,528,924, Jay Puchir, the Company’s Chief Financial Officer and a director, totaling $513,290, and Alisa Horgan, the Company’s former Chief Accounting Officer and director, totaling $110,000. The Company recently repaid each of these loans. However, the Board acting through its three independent and disinterested directors evaluated the Original Issue Discount Senior Secured Convertible Promissory Notes in the total principal amount of $2,500,000 (the “Notes”) issued by the Company in December 2022 and August 2023, including the fact that Messrs. May and Puchir had personally guaranteed these Notes and executed confessions of judgment if the lender elected to sue on the Notes eliminating their right to defend themselves and assert any defenses. The Board also recognized that the loans made by the three individuals increased over time and became subject to greater risk as the Company faced liquidity issues. As a result, the Board elected to ratify the former outstanding loans and treat them in the same manner as the holder of the Notes was treated by adding an original discount feature and interest but without providing any equity kicker, redemption rights and penalty rights which the holder of the Notes had received. As a result the Board with Messrs. May and Puchir abstaining authorized an additional payment to Mr. May, Mr. Puchir and Mrs. Horgan of additional amounts of $1,124,479, $77,484 and $21,401 respectively, which amounts were determined based on a 10% original issue discount and interest at a rate of 12% per annum. The holder of the Notes had received a 10% original issue discount and 12% interest for its loans. Such payments reflect the same economic benefit as the Notes, the original terms of which were disclosed in the Company’s Current Report on Form 8-K filed on December 21, 2022 and Quarterly Report on Form 10-Q filed on August 11, 2023 (under Part II – Item 5 – Other Information), except with respect to the equity kicker, redemption rights and penalties that were provided for in the Notes.

In addition, the Board approved, with Messrs. May and Puchir abstaining, a credit to the joint interest billing receivable to an entity controlled by Mr. May in the amount of $650,000. This entity previously undertook the drilling of a well on the Company’s 9,615 Peabody Blackhawk lease as the Company was required to meet its continuous drilling requirement to drill or re-complete a well every 270 days. The Board approval was to reimburse the amounts funded by this related entity. The Company did not have the working capital to drill the well but the drilling permitted the Company to maintain the lease. Mr. May’s controlled entity acquired the working interest in the particular well that was drilled on the Company’s lease.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 with respect to the Note is incorporated by reference into this Item 2.03.

Item 8.01 Other Information

On December 20, 2023, the Company received an additional $5,000,000,000 of United States federal income tax credits issued to a Native American tribe in connection with the Company’s Joint Venture Agreement dated November 22, 2023, as a result of meeting certain performance requirements as previously disclosed in the Company’s Current Report on Form 8-K filed on November 29, 2023. The tax credits were into the name and tax identification number of White River Energy Corp at the United States Treasury on December 20, 2023.

Item 9.01 Financial Statements and Exhibits

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)				Filed

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: December 26, 2023	By:	/s/ Randy May
	Name:	Randy May
	Title:	Chief Executive Officer